U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   June 10, 2008

LIFEQUEST WORLD CORPORATION

(Exact Name of Small Business Issuer as Specified in its Charter)

MINNESOTA

(State or other Jurisdiction as Specified in Charter)

333-61801	88-0407679

(Commission file number)	(I.R.S. Employer Identification No.)

1181 Grier Drive, Suite C Las Vegas, Nevada 89119-3746

(Address of Principal Executive Offices)

702.914.9688

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 10, 2008, the Board of Directors elected to remove Roger Theriault as President of the Company.

On June 10, 2008, the Board of Directors appointed Anthony C. Jurak as President of the Company.  Mr. Jurak is the founder of our company, currently serves on the Board of Directors and as Chairman of the Board.  He also serves as our Chief Executive Officer, Secretary and Treasurer. Mr. Jurak was also a co-chairman and secretary/treasurer for more than five years of a very successful Network Marketing company, terminating his position in February 1997 to found LifeQuest World Corporation. While with the other company, Mr. Jurak was in charge of finances and then committed his time to marketing and sales. His entrepreneurial spirit has lead Mr. Jurak to start several successful companies, all resulting in over 40 years of very broad marketing and financial experience.  There are no agreements or understandings between Mr. Jurak and the Company pursuant to which he was selected to become an officer of the Company.  There are no family relationships between Mr. Jurak and any officer or director of the Company.

There are no transactions between these Directors and the Company, or any proposed transactions, which the Company was or is to be a participant which would be required to be reported pursuant to Item 4.04(a) of Regulation S-K.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Lifequest World Corp.

Date: June 16, 2008	By:	/s/ Anthony C. Jurak
___________________
Anthony C. Jurak Chief Executive Officer